Exhibit 10.28

TopBuild Corp.

Executive & Non-employee Director Stock Ownership Guidelines

The board of directors (the “Board”) of TopBuild Corp., a Delaware corporation (the “Company”), has adopted these Stock Ownership Guidelines (these “Guidelines”) to more closely align the interests of the non-employee directors and executives of the Company with the long-term interests of the stockholders of the Company.

A.	Applicability

All of the non-employee directors and executives of the Company at the level of Vice President and above, or leaders of operating businesses who report directly to the Company’s Chief Executive Officer (a “Covered Person”) are subject to these Guidelines for as long as they continue to serve as a Covered Person.

B.	Stock Ownership Levels

1.	Holding Levels

The following are the applicable holdings required under these Guidelines:

●	Each non-employee member of the Board of Directors shall own a number of shares of the Company’s common stock with a value equal to at least five (5) times his or her annual cash retainer, excluding any retainer received for committee service.

●	The Chief Executive Officer shall own a number of shares of the Company’s common stock with a value equal to at least five (5) times his or her annual base salary.

●	The (x) Chief Operating Officer; and (y) Chief Financial Officer shall own a number of shares of the Company’s common stock with a value equal to at least three (3) times his or her annual base salary.

●	The (x) General Counsel and Secretary; and (y) Chief Human Resource Officer shall own a number of shares of the Company’s common stock with a value equal to at least two (2) times his or her annual base salary.

●	Each Covered Person other than the individuals named above shall own a number of shares of the Company’s common stock with a value equal to at least one (1) times his or her annual base salary.

Each Covered Person must satisfy his or her applicable ownership level within five (5) years after becoming a Covered Person or by the fifth anniversary of a promotion to a position with a higher ownership level; provided, however, that the restart of the new five-year measuring period for compliance following the promotion of a Covered Person shall apply only to the incremental ownership requirement triggered by such promotion (the “Compliance Date”).

Stock Ownership Guidelines

February 14, 2022

2.	Compliance with Stock Ownership Levels

Compliance with these Guidelines will be measured based on the Covered Person’s then-current annual base salary in the case of executives, or annual cash retainer excluding any retainer received for committee service, in the case of non-employee directors, and the closing price of the Company’s common stock, in each case as of the most recent Measurement Date. “Measurement Date” shall mean December 31 (or the previous trading day if December 31 is not a trading day).

3.	Requirement to Retain Net Shares Until Stock Ownership Level is Satisfied

Until a Covered Person has satisfied the applicable stock ownership level in these Guidelines, he or she is required to retain all of the shares received as the result of the exercise, vesting, or payment of any equity awards after any shares are sold or withheld, as the case may be, to (i) pay any applicable exercise price for an equity award, or (ii) satisfy tax obligations arising in connection with the exercise, vesting, or payment of an equity award; provided, that, in the event that a Covered Person sells shares to satisfy the tax obligations associated with items (i) and (ii) above, such sale or disposition shall consist of no more than 50% of the number of shares received as a result of the exercise, vesting, or payment of that award.

C.	Shares Counted

The following securities count towards satisfaction of the stock ownership levels for Covered Persons:

●	vested shares of the Company’s common stock
●	unvested time-based restricted shares of the Company’s common stock; and
●	any other shares of the Company’s common stock in which the Covered Person holds a beneficial interest.

D.	Reminder Regarding Section 16 Short-Swing Profit Rules

Covered Persons are not required to purchase shares of the Company’s common stock to satisfy these Guidelines. However, non-employee directors and executive officers should remain mindful of the short-swing profit rules under Section 16 of the Securities Exchange Act of 1934, as amended. Under those rules, any non-exempt purchase of the Company’s common stock by a non-employee director or executive officer may be matched against his or her sales of the Company’s common stock within six (6) months before or after that purchase, and will give rise to liability equal to the difference between the highest sale and lowest purchase price during the six-month period.

E.	Administration

These Guidelines shall be administered, interpreted, and construed by the Company’s Vice President and General Counsel, who shall have the authority to implement and carry out these Guidelines in accordance with their terms and conditions, subject to oversight by the Board. The Board has the authority to amend these Guidelines or approve exceptions due to hardship or other personal circumstances that require such deviation or waiver.

Stock Ownership Guidelines

February 14, 2022